Exhibit 28(p)(2)

Collective Strength. Individual Insight.
Code of Ethics Policy
for
RidgeWorth Capital Management, Inc.
and Certain Registered Investment Adviser Affiliates
Revised July 2011

POLICY		POLICY SECTION NUMBER

CODE OF ETHICS		4.0
Implementation Date	Revision Date

January 1, 2009	July 1, 2010	Page 1 of 1
SECTION 4.0 CODE OF ETHICS
The Firm’s primary responsibility, as a fiduciary, has always been and will continue to be the protection of client assets.
The Firm’s Code of Ethics (the “Code”) is well-established, and is continually re-evaluated for its effectiveness and efficiency as our business lines, client bases, the financial industry and regulatory mandates become more complex. Due to the need to regularly reassess and clarify practices, the contents of these guidelines will be updated as necessary and any amendments will be provided to all employees. Employees are required to certify, at least annually, that they have received the Code of Ethics and any amendments and are in compliance with all applicable rules and regulations. The current Code of Ethics is easily accessible in the Compliance folder on The Content Exchange (TCE). Because rapid changes in our industry constantly present new ethical and legal issues, no set of guidelines should be considered the absolute last word under all circumstances. Consult your supervisor or Firm Compliance with any questions about interpreting or applying the standards set forth in the Code of Ethics.
All directors, officers, employees and other Access Persons are subject to the Code’s rules and regulations regardless of position, length of employment, area or expertise, etc. The Code is also reflective of SunTrust Banks, Inc. corporate codes and business values, and thus all employees are held to the highest standards of business and personal integrity at all times and without exception. In addition to adhering to the Firm’s Code of Ethics, all employees shall also adhere to the Code of Business Conduct and Ethics of SunTrust Banks, Inc.
The Firm takes great pride in its reputation and is confident that employees will comply with all regulatory and firm specific rules and procedures. The Code is fully supported by senior management and is constantly reinforced through active business and compliance communications and periodic education and training,
Note: We believe the Firm’s Code of Ethics complies with the principles and provisions of the CFA Institute’s Asset Manager Code of Professional Conduct. The CFA Institute’s Asset Manager Code outlines the ethical and professional responsibilities of firms that manage assets on behalf of clients and was developed as part of the CFA Institute’s mission to promote of high standards of ethics, integrity and professional excellence in the investment management industry.
Each of the RidgeWorth Affiliates listed below claim compliance with the CFA Institute Asset Manager Code of Professional Conduct. This claim has not been verified by the CFA Institute.

Ceredex Value Advisors LLC	Silvant Capital Management LLC
Certium Asset Management LLC	StableRiver Capital Management LLC

POLICY		POLICY SECTION NUMBER

CODE OF ETHICS — ENFORCEMENT		4.1
Implementation Date	Revision Date

January 1, 2009		Page 1 of 1
4.1 CODE OF ETHICS — ENFORCEMENT
The Chief Compliance Officer is responsible and liable for implementing and supervising policies and procedures. Violations of any regulations, policies and procedures will be addressed and resolved by senior compliance and business management (when deemed appropriate) as quickly as possible.
In addition, the SEC and other regulators require proof that policy or procedure violations carry the appropriate penalty actions. Such actions may include but are not limited to: personal trading restrictions, loss of salary/bonus/general compensation, fines, suspension, termination, criminal and/or civil legal actions.
If the Firm’s Chief Compliance Officer or designee finds that a violation of the Code of Ethics has occurred, he or she may, after determining the seriousness of the infraction, impose one or all of the following:
•	Verbal Admonishment;

•	Written acknowledgement from the employee or Access Person that he/she has reviewed, fully understands and agrees to abide by the Code;

•	Written notice to the employee or Access Person’s Personnel and Compliance files including steps taken to establish full compliance in the future;

•	Fines and/or reversals of trades, requiring fines or profits be donated to a charity and losses be the responsibility of the employee;

•	Partial or full restriction on all personal trading. A partial restriction is usually 6 months or more, a full restriction usually results in disallowing the employee from conducting ANY personal trading for the remainder of his or her association with the Firm;

•	Suspension or termination of employment.
Severity of the violation and any history of non-adherence to the Code will be the basis for a determination of appropriate disciplinary action.

POLICY		POLICY SECTION NUMBER

STANDARD OF CONDUCT		4.2
Implementation Date	Revision Date

January 1, 2009		Page 1 of 2
4.2 STANDARD OF CONDUCT
The Chief Executive Officer and senior executives are responsible for setting standards of business ethics and overseeing compliance with these standards. It is every employee’s responsibility to comply with these standards; which include, but are not limited to, the following:
•	The primary responsibility of each director, officer, employee, and other Access Persons, is to carry out his or her duties in an ethical and diligent manner that is designed to obey all Firm regulations and protect and enhance client relationships. Furthermore, every employee is expected to apply the same principles and moral codes in all personal and social pursuits.

•	Every employee is responsible for conducting themselves in a manner that will foster regulatory adherence, promote client confidence, and support Firm and personal high ethical standards — avoiding even the appearance of legal or ethical impropriety.

•	Every employee is responsible to respond in a timely manner to all compliance requests for quarterly and annual documents and certifications and to complete required continuing education by the given deadline.

•	Portfolio management professionals, as with all investment advisers, owe their clients a duty of undivided loyalty and utmost good faith. The Firm has a fiduciary responsibility to employ reasonable care to avoid misleading clients. The anti-fraud provisions of the Advisers Act make it unlawful for an adviser directly or indirectly to employ any device, scheme or artifice to defraud any client or prospective client.

•	As a fiduciary, the Firm and its employees will act with the care, skill, prudence and diligence of a similarly-situated prudent man.

•	The Firm’s communication standard prohibits the use of false, misleading or inaccurate statement in any form of communication with customers or the public, whether written, oral or electronic. In addition:
o	No information contained in any communication should be based on rumor;

o	No action taken by any employee should be predicated on rumor;

o	Negative comparisons or negative statements about other financial professionals or financial services firms are strictly prohibited; and

o	Reference to exaggerated or non-existent services, or the use of enhanced or unofficial titles or credentials, is strictly prohibited.

POLICY		POLICY SECTION NUMBER

STANDARD OF CONDUCT		4.2
Implementation Date	Revision Date

January 1, 2009		Page 2 of 2
Firm employees frequently encounter a variety of ethical and legal questions. Answers to these questions should be decided in a manner that is consistent with the Firm’s values. In some instances, the Code of Ethics will only be able to provide a baseline standard for actions, but underpinning these guidelines are the values of the Firm:
•	Dedication to every client’s success

•	Trust and personal responsibility in all relationships
4.2.1 Statement of General Fiduciary Principles
In recognition of the trust and confidence placed in the Firm by its Clients and to give effect to the Firm’s belief that its operations should be directed for the benefit of its Clients, the Firm has adopted the following general principles to guide the actions of its directors, officers, employees and other Access Persons.
•	The interests of Clients must be placed first at all times.

•	Employees are required to comply with applicable Federal Securities Laws.

•	This Code of Ethics serves as the Firm’s standards of business conduct and illustrates the fiduciary obligations of its Access Persons.

•	Access Persons are required to immediately report any violations of this Code to the Firm’s Chief Compliance Officer or his/her designee. Any retaliation for the reporting of violations under this Code will constitute a violation of the Code.

•	Employees and other Access Persons are prohibited from trading, either personally or on behalf of others, while in possession of material nonpublic information. See Insider Trading Policy Section 4.4.

•	Market timing abuse in mutual funds is strictly prohibited. Employees and other Access Persons should be aware of, and are required to comply with, the Market timing policies for all mutual funds they invest in.

•	All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

•	All the Firm’s employees must avoid actions or activities that allow, or appear to allow, any such person to profit or benefit from his or her position with respect to Clients, or that otherwise bring into question the person’s independence or judgment.

•	This Code does not attempt to identify all possible conflicts of interest. Literal compliance with each of its specific provisions will not shield employees or other Access Persons from liability for personal trading or other conduct which violates a fiduciary duty to Clients.

POLICY		POLICY SECTION NUMBER

PERSONAL TRADING POLICY		4.3
Implementation Date	Revision Date

January 1, 2009	August 1, 2011	Page 1 of 8
4.3 PERSONAL TRADING POLICY
The Firm has confidence in the integrity and good faith of its directors, officers, employees and other Access Persons. However, the Firm recognizes those individuals may have knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made on behalf of one or more of the RidgeWorth Funds and other mutual funds sub-advised by the Firm, common/collective funds, and individually managed accounts, all collectively referred to as (“Clients”). Such knowledge could place those individuals, (if they engage in personal transactions in securities that are eligible for investment by Clients), in a position where their personal interests may conflict with those of the Firm’s Clients.
In view of the foregoing, and in accordance with Rule 204A-1 of the Investment Advisers Act of 1940, and the provisions of Rule 17j 1(b)(1) of the Investment Company Act of 1940 (collectively defined as the “1940 Acts”), the Firm has adopted this Code of Ethics and Personal Trading Policy (“Code”). This Code prohibits certain types of personal transactions deemed to create conflicts of interest, or at least the potential for, or the appearance of, such a conflict and establishes reporting requirements and enforcement procedures.
4.3.1 Definitions
•	Access Persons- all full and part-time employees, directors[1] and certain independent contractors[2] of the Firm.

•	Advisory Persons- Access Persons whose general responsibilities include investment and trade related activities. Job titles include but are not limited to Chief Investment Officer, Director of Client Administration, Trader, Portfolio Manager, Client Service Officer, Sector Portfolio Manager, Portfolio Management Specialist and Analyst. Additional Advisory Persons include members of the RidgeWorth Management Committee.

•	Beneficial Ownership- any direct or indirect pecuniary interest in a security. An Access Person is considered to have Beneficial Ownership of securities and accounts held by members of his or her immediate family living in the same house (e.g., spouse, domestic partner and children). Access Persons are also considered to have Beneficial Ownership in securities and accounts where they have the ability to execute trades such as through a power of attorney.

•	Blackout Period-a period where neither Access Persons nor Advisory Persons may execute personal securities transactions because the Firm is or may be trading in the same or similar securities.

[1]	Directors of the Firm are required to report holdings and accounts and direct statement copies to the Firm.

[2]	Firm reserves the right to determine on a case by case basis whether an independent contractor is considered an Access Person. Length of contract and position will be determining factors.

POLICY		POLICY SECTION NUMBER

PERSONAL TRADING POLICY		4.3
Implementation Date	Revision Date

January 1, 2009	August 1, 2011	Page 2 of 8
o	Blackout Period for Access Persons is one (1) calendar day and applies to Covered Security transactions. This means no Access Person may purchase or sell any Covered Security on the same day as the same security is being purchased or sold by Clients or on behalf of Clients.

o	Blackout Period for Advisory Persons is seven (7) calendar days and applies to Covered Security transactions. This means no Advisory Person may purchase or sell any Covered Security in the seven (7) calendar days before the trade date and seven (7) calendar days after the trade date if the same security is being purchased or sold by Clients or on behalf of Clients.
•	Covered Security- any stock, bond, security future, investment contract, or any other instrument that is considered a “security” under the Advisers Act. The term Covered Security is very broad and includes items not ordinarily thought of as “securities,” such as:
o	Options on securities, indexes and currencies

o	Investments in Limited Partnerships

o	Exchanged Traded Funds (ETFs)

o	Foreign unit trusts and foreign mutual funds

o	Private investment funds, hedge funds, and investment clubs

o	Mutual funds that are advised or sub-advised by the Firm (e.g., RidgeWorth mutual funds)
•	Designated Broker-a specific list of securities Firms where Access Persons may maintain accounts.

•	Holding Period- Covered Securities generally must be held for at least 30 calendar days. This includes transactions in options and futures. Mutual funds that are considered Covered Securities are subject to Market Timing restrictions rather than the 30 calendar days.

•	Initial Public Offering (IPO)- an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

•	Managed Account- an account managed by a third party in which the Access Person has no power to affect or ability to control or influence investment decisions in the account and does not communicate (directly or indirectly) with the person(s) with investment discretion regarding trading activity in the account. These accounts are not subject to the Designated Broker policy.

•	Market Timing- excessive short-term trading in mutual funds. This type of activity can be detrimental to long-term shareholders, and consequently, mutual fund companies must maintain policies and procedures to detect and prevent market timing abuses and other short-term trading.

•	Private Placement- an offering of a stock or bond that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) in the Securities Act of 1933.

•	Review Officer- the employee(s) selected by the Firm to administer the Code.

POLICY		POLICY SECTION NUMBER

PERSONAL TRADING POLICY		4.3
Implementation Date	Revision Date

January 1, 2009	August 1, 2011	Page 3 of 8
4.3.2 Prohibited Purchases and Sales of Securities
Access Persons are prohibited from purchasing and/or acquiring Beneficial Ownership of equity or fixed-income securities as part of an Initial Public Offering (IPO).
Access Persons may not participate in block trades with any Client transaction.
4.3.3 Pre-clearance of Personal Securities Transactions
Access Persons are required to pre-clear transactions in all Private Placements and Covered Securities with the exception of exemptions listed in section 4.3.4. Pre-clearance requests must be submitted through the Firm’s personal trading system prior to trade execution. Pre-clearance approvals are valid only for the date pre-clearance is granted. “Good till cancel” orders that could remain active beyond a day are prohibited.
4.3.4 Exemptions
The following securities are exempt from the definition of Covered Security
•	Direct obligations of the U.S. government (e.g.,, treasury securities)

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements

•	Shares issued by money market funds

•	Shares of open-end mutual funds other than those that are advised or sub-advised by the Firm
The following account types are exempt from the reporting requirements in section 4.3.5. These exemptions do not apply if the account can hold Covered Securities.
•	529 Plans

•	401(k) accounts held by a previous employer

•	Automatic Investment Plans (e.g., Sharebuilder Accounts)

•	Mutual fund accounts that do not have brokerage capabilities
The following Covered Security transactions are exempt from pre-clearance procedures.
•	Transactions in RidgeWorth mutual funds

•	Transactions in closed end mutual funds

•	Transactions in non-RidgeWorth mutual funds sub-advised by the Firm

•	Transactions in SunTrust Banks, Inc. (STI) stock including the exercise of STI employee granted stock options

•	Transactions in Exchange Traded Funds (ETFs)

POLICY		POLICY SECTION NUMBER

PERSONAL TRADING POLICY		4.3
Implementation Date	Revision Date

January 1, 2009	August 1, 2011	Page 4 of 8
•	Transactions in Managed Accounts

•	Transactions in foreign mutual funds

•	Transactions which are non-volitional on the part of the Access Person, including purchases or sales from a margin account pursuant to a bona fide margin call

•	Purchases effected upon the exercise of rights issued by a security issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer
The following Covered Security transactions are exempt from a review against the Blackout Period.
•	Fixed-income transactions of $25,000 or less (e.g., 25 bonds)

•	Equity transactions of 500 shares or less of companies whose market capitalization (share outstanding multiplied by price per share on trade date) $3 billion or more

•	ETFs

•	Transactions in Managed Accounts
The following Firm transactions will be exempt from causing a violation for an employee against the Blackout Period.
•	Trades in RidgeWorth mutual funds that follow an index strategy

•	Trades in separately managed accounts that follow an index strategy
4.3.5 Reporting Procedures
1. Holdings Reports- New Access Persons shall complete a Holdings Report within 10 days of his or her start date with the Firm. Annually thereafter, Access Persons shall complete a Holdings Report due January 30th. Reports must contain a listing of all Covered Securities as well as all securities accounts and Managed Accounts which hold or could hold Covered Securities in which the Access Person has any direct or indirect Beneficial Ownership. This includes the disclosure of accounts held by members of your immediate family sharing the same household (e.g., spouse, domestic partner and children) etc. Information must be current within 45 days prior to the day the report is submitted.
Reports to include:
•	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership

•	The name and account number of any account and the broker, dealer or bank where the Access Person maintains an account in which Covered Securities are held or could be held for the direct or indirect benefit of the Access Person

•	The date the Access Person submits the report

POLICY		POLICY SECTION NUMBER

PERSONAL TRADING POLICY		4.3
Implementation Date	Revision Date

January 1, 2009	August 1, 2011	Page 5 of 8
2. Transaction Reports- Access Persons shall report transactions in Covered Securities where Beneficial Ownership exists within 30 calendar days of each quarter end.
Reports to include:
•	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each Covered Security

•	The nature of the transaction (e.g., purchase, sale)

•	The price of the security at which the transaction was effected

•	The name of the broker, dealer, or bank where the transaction was effected

•	The account number in which the transaction was executed

•	The date the Access Person submits the report
3. Newly opened brokerage accounts- Access Persons shall report new Reportable Accounts3 upon opening but not later than 30 calendar days of each quarter end.
Reports to include:
•	The name of the broker, dealer, or bank where the account was established

•	The date the account was established

•	The date the Access Person submits the report
4. Code of Ethics Certification-New Access Persons must certify within 10 days of his or her start date that he or she has received, read, and understands his or her responsibilities under the Code of Ethics. Annually thereafter, Access Persons must certify that he or she has received, read, and understands his or her responsibilities under the Code of Ethics.
5. Conflicts Disclosure Form- New Access Persons must disclose within 10 days of his or her start date (and annually thereafter) any potential conflicts which may exist in relation to his or hers responsibilities as employees of the Firm or to the overall business of the Firm.

[3]	See Reportable Accounts in section 4.3.6 for list of Designated Brokers.

POLICY		POLICY SECTION NUMBER

PERSONAL TRADING POLICY		4.3
Implementation Date	Revision Date

January 1, 2009	August 1, 2011	Page 6 of 8
4.3.6 Designated Broker
Reportable Accounts- Access Persons may only open new securities accounts at the following Designated Brokers:
•	Fidelity

•	Charles Schwab

•	E*Trade

•	TD Ameritrade

•	Morgan Stanley Smith Barney

•	Merrill Lynch

•	Wells Fargo

•	UBS

•	Scottrade

•	RidgeWorth Funds (I Shares directly through Boston Financial Data Services)
New Access Persons may only maintain Reportable Accounts at the above listed Firms. New Access Persons have 60 calendar days from hire date to move any accounts that are not with the above mentioned brokers. During the transition period, New Access Persons are required to provide duplicate statements to compliance.
Exceptions to the Designated Broker policy will be granted on a case by case basis by the Chief Compliance Officer or designee.
Statements and confirmations for accounts maintained at an electronic Designated Broker will be received via an electronic feed directly into the personal trading system. Statements and confirmations for accounts held at Firms where an electronic feed is not available will be received by the Firm via hard copy at the following address:
RidgeWorth Capital Management, Inc.
Chief Compliance Officer
P.O. Box 2137
Atlanta, GA 30301
Personal and Confidential
Managed Accounts are not subject to the Designated Broker policy and duplicate statements and confirms are not required.

POLICY		POLICY SECTION NUMBER

PERSONAL TRADING POLICY		4.3
Implementation Date	Revision Date

January 1, 2009	August 1, 2011	Page 7 of 8
4.3.7 Review of Reports
The Review Officer shall (periodically) compare personal securities transactions reported pursuant to all sections of this Code with completed portfolio transactions of Clients for the relevant time period to determine if a violation of the Code may have occurred. Exemptions in section 4.3.4 will not be reviewed except as necessary and on a sample basis.
4.3.8 Enforcement
If the Review Officer determines that a material violation of the Code may have occurred, the Review Officer shall submit such written documentation, together with the information upon which the Review Officer made the determination and any additional explanatory material provided by the Access Person, to the Firm’s Chief Compliance Officer or his/her designee.
If the Firm’s Chief Compliance Officer or his/her designee finds that a violation of the Code has occurred, he or she may, after determining the seriousness of the infraction, impose one or all of the following:
•	Verbal admonishment

•	Written acknowledgement from the Access Person that he/she has reviewed, fully understands and agrees to abide by the Code

•	Written notice to the Access Person’s Personnel and Compliance files including steps taken to establish full compliance in the future

•	Fines and/or reversals of trades, requiring fines or profits to be donated to a charity and losses be the responsibility of the employee

•	Partial or full restriction on all personal trading

•	Suspension or termination of employment

•	Severity of the violation and any history of non-adherence to the Code will be the basis for a determination of appropriate disciplinary action.

POLICY		POLICY SECTION NUMBER

PERSONAL TRADING POLICY		4.3
Implementation Date	Revision Date

January 1, 2009	August 1, 2011	Page 8 of 8
4.3.9 Requests for Waivers
Access Persons must contact the Review Officer for any requests of waivers or exceptions to policy. Requests will be reviewed and granted on a case by case basis by the Chief Compliance Officer or designee
Records
The Firm shall maintain records in the manner and extent below under the conditions described in Rule 31a 2 under the Investment Company Act and Rule 204-2 of the Investment Advisers Act. As noted below, records shall be maintained in a readily accessible place for at least five years, with the first two years in an office of the Firm:
•	A copy of each Code that has been in effect at any time during the past five years;

•	A record of any violation of the Code and of any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgments (as required by Rule 204A-1) for each individual who is currently, or within the past five years was an Access Person of the Firm, shall be retained for five years after the individual ceases to be an Access Person.

•	A record of each report made by an Access Person pursuant to this Code shall be preserved for a period of not less than five years from the end of the last fiscal year in which it was made.

•	A record of all individuals who have been required to make reports pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it was made.

•	A record of any decision, and reasons supporting the decision, to approve the acquisition of securities by Access Persons for at least five years after the end of the fiscal year in which the approval is granted.

•	A copy of each annual report to the Board of Trustees of the RidgeWorth Funds will be maintained for at least five years from the end of the fiscal year in which it was made.

POLICY		POLICY SECTION NUMBER

INSIDER TRADING		4.4
Implementation Date	Revision Date

January 1, 2009		Page 1 of 3
4.4 INSIDER TRADING
Rule 10b5-1 under the Securities Exchange Act of 1934 creates a presumption that an individual aware of material nonpublic information has “used” that information in trading, subject to designated affirmative defenses aimed at showing that the information was not a factor in the trading decision. Rule 10b5-2 defines the type of family or other non-business relationships that give rise to a duty not to “misappropriate” material nonpublic information.
Anyone who is employed by, or performs any duties on behalf of the Firm is subject to these Insider Trading policies.
4.4.1 What is Insider Trading?
Insider trading is seen as an abuse of an insider’s position of trust and confidence, and is harmful to the securities markets resulting in the ordinary investor losing confidence in the market.
Insider trading is prohibited by federal securities regulations so as to maintain the assurance afforded to investors that they are placed on an equal footing and they will be protected against the improper use of insider information.
Tipping of certain information by a Firm employee to a third party is also prohibited, because the information is given to certain persons and not the public at large.
Normally there are three types of insiders:
•	True insiders such as research analysts, portfolio managers, and directors;

•	Quasi insiders such as professional advisers, lawyers, auditors and financial advisers; and

•	Tippees — those who are given information by an insider.
The information of insiders is that type of information which is likely to affect the price of securities if it were public information. In all cases the necessary material information should be disseminated to the market/public before the insider deal. Otherwise the insider could publish the information and then act immediately before the market could absorb it. Timing is of the essence and enough time should be given to the public before the insider benefits, alone, from such material information.
Sanctions for insiders could be civil or criminal or both. However, normally there must be actual knowledge by the insider that the information is inside information. In other words, insider dealing must be known and deliberate.

POLICY		POLICY SECTION NUMBER

INSIDER TRADING		4.4
Implementation Date	Revision Date

January 1, 2009		Page 2 of 3
There is no limitation as to the securities covered by the insider trading prohibition and therefore applies to all types of securities, whether listed or unlisted.
4.4.2 Policy
In certain instances, it has been observed that there is conflict of duties because trading on insider information is prohibited and at the same time there is a duty to trade to protect the interest of the client. This could emerge in cases where Portfolio Manager, managing a discretionary investment account, becomes aware of unpublished price sensitive information. There may be a conflict between the duty not to trade and the duty to act in the best interests of clients. The prohibition of insider trading is overriding.
It is the Policy of the Firm that all investment decisions regarding the purchase, sale, or retention of publicly traded securities shall be made only on the basis of information available to the general public. No such decision shall be made on the basis of any material inside information concerning securities, which may come into the possession of Firm employees, whether such information is obtained intentionally or unintentionally. No employee may trade either personally or on behalf of others (such as accounts advised by the Firm), in a security with respect to which he or she possesses material, non-public information, nor may such individual communicate material, non-public information to others in violation of the law. Information is material when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.
Employees shall not seek access (either directly or indirectly), to Credit Files, Securities Underwriting Files, or other files of SunTrust Banks, Inc or its affiliates for investment decision purposes. And employees shall also avoid discussion with employees of SunTrust Banks, Inc. or any affiliate concerning publicly held corporations, in meetings or in private, which might lead to a disclosure of material inside information concerning such corporations or securities to Firm employees.
Where employees come into possession of material inside information concerning publicly held securities, this fact shall be made known promptly to the CEO or designee. Appropriate steps shall then be taken to prevent any investment decisions being made on the basis of such information.
These prohibitions do not apply to non-publicly traded securities of closely held corporations, for which the Firm has current or prospective fiduciary or advisory responsibility. In such instances, employees may request access to files of the Bank pertaining to such corporations, but only with the approval of the CEO or designee.

POLICY		POLICY SECTION NUMBER

INSIDER TRADING		4.4
Implementation Date	Revision Date

January 1, 2009		Page 3 of 3
4.4.3 Chinese Wall
The Firm maintains a Chinese wall between the investment advisory (research or portfolio managers) and the firm’s investment banking affiliates. An effective Chinese wall stops confidential information passing from individuals on one side of the wall to individuals on the other side.
All regulations relating to securities markets are very clear regarding the prohibition of insider trading. This clear stand is based on the philosophy of giving equal information to all investors. The Firm will maintain appropriate controls so that insider information does not disseminate throughout or outside of the Firm.
4.4.4 Employee Responsibilities
Because all individuals associated with or performing duties on behalf of the Firm are subject to these Insider Trading policies, each individual is also responsible for the following with respect to thwarting or detecting Insider Trading rule violations:
•	Read and comply with the policies and procedures stated here.

•	Make no trades in accounts for individuals having direct or indirect beneficial interest in securities for which material non-public information exists.

•	Do not disclose any material non-public information to family, friends or clients.

•	Notify the Chief Compliance Officer when a potential violation of insider trading rules is suspected.

•	Properly document and submit to Firm Compliance on the appropriate internal forms all outside activities, directorships, and material ownership of a public company.
4.4.5 Enforcement
The Chief Compliance Officer is responsible for setting forth policies, procedures, monitoring adherence to the rules of insider trading, pre-clearance of employees’ and their dependents’ personal security transactions, and the implementation of the Code of Ethics.
Any director, officer or employee, who trades in securities or communicates any information for trading in securities, in violation of the Insider Trading Rules and/or these polices, shall be subject to disciplinary action by the Firm, which may include ineligibility for future participation in personal security transactions, and possibly termination.

POLICY		POLICY SECTION NUMBER

CONFLICTS OF INTEREST		4.5
Implementation Date	Revision Date

January 1, 2009	July 1, 2010	Page 1 of 5
4.5 CONFLICTS OF INTEREST
Out of an agreement between the New York State Attorney General and Merrill Lynch on May 21, 2002, was born the Investment Protection Principles (the “Principles”). Most of the Principles resulted from findings that certain investment firms and stock analysts had conflicts of interests or secret agendas when making investment decisions for clients, and may have given misleading information to investors, including state pension funds.
The conflicts of interest specific to these Principles may arise when money managers handle both public pension funds and corporate 401(k) clients. A conflict can arise when research analysts are reluctant to disclose negative information about their corporate clients, even though withholding the information could adversely affect public pension fund investments. “The evidence revealed that the analysts writing stock reports at times functioned essentially as sales representatives for the firm’s investment bankers, using promises of positive research coverage to bring in new clients and stock offerings,” (Testimony of New York State Attorney General Eliot Spitzer, June 26th, 2002, before the Senate Committee on Commerce, Science and Technology, Subcommittee on Consumer Affairs, Foreign Commerce and Tourism, Hearing on Corporate Governance).
The Principles were designed to keep investment bankers within a broker-dealer from exerting undue influence over research analysts within the same firm, and to discourage prioritization of one type of client over others.
Several states and public pension funds require asset managers to take certain actions and/or certify compliance with the Principles as a condition of being appointed manager of public funds.
4.5.1 Policy
The Firm holds the Investment Protection Principles formulated out of the agreement between Merrill Lynch and Co. and the New York State Attorney General in high regard. The Firm’s adoption of these policies and procedures serves to highlight the ethical structure that has long been encouraged and supported within the Firm.

POLICY		POLICY SECTION NUMBER

CONFLICTS OF INTEREST		4.5
Implementation Date	Revision Date

January 1, 2009	July 1, 2010	Page 2 of 5
4.5.2 Procedures
The Firm operates free of any investment banking conflicts of interest. Following are the safeguards currently in place, reasonably designed to prevent client relationships of an affiliate from influencing investment decisions made by the Firm:
•	The Firm has no investment banking division.

•	The Firm does not conduct investment banking services;

•	The Firm’s research analysts’ compensation has no link to any investment banking business. The Firm’s Finance Department reviews compensation records to determine that compensation is based only on pre-approved calculations and formulae;

•	No research analyst may participate in efforts to solicit investment banking business of an affiliate. Accordingly, no research analyst may, among other things, participate in any “pitches” for investment banking business to prospective investment banking clients, or have other communications with companies for the purpose of soliciting investment banking business;

•	No research analyst may be subject to supervision by an affiliate’s investment banking department, and no personnel engaged in investment banking activities may have any influence or control over the compensatory evaluation of a research analyst;

•	The Firm receives no compensation from any of the recommended subject companies;

•	Neither the Firm’s Portfolio Managers nor its Research Analysts have access to credit files or systems of any affiliates;

•	Offices of the Firm are located separately from investment banking affiliates;

•	The Firm’s Investment Policy Committee, the members of which are all employees of the Firm and all the Firm’s Portfolio Managers make the investment decisions for those accounts for which the Firm has investment discretion;

•	Securities of certain companies with which the Firm has an affiliation by way of its relationship with SunTrust Banks, Inc., i.e. SunTrust director-related securities, are prohibited from being purchased in accounts for which the Firm has investment discretion (refer to restricted securities policy);

•	To address material conflicts of interest, as defined by the SEC, involving Firm relationships, the Firm’s Proxy Voting Committee will engage the services of an independent fiduciary voting service to vote any proxies for securities for which the Committee determines a material conflict of interest exists so as to provide shareholders with objective proxy voting;

POLICY		POLICY SECTION NUMBER

CONFLICTS OF INTEREST		4.5
Implementation Date	Revision Date

January 1, 2009	July 1, 2010	Page 3 of 5
4.5.3 Definitions
For purposes of this policy, the following terms shall be defined as provided.
(1)	Investment banking department - any department or division that performs any investment banking service.

(2)	Investment banking services - include, without limitation, acting as an underwriter in an offering for the issuer, acting as a financial adviser in a merger or acquisition, providing venture capital, equity lines of credit, or serving as placement agent for the issuer.

(3)	Research analyst - the associated person who is primarily responsible for the recommendation of a security whether or not any such person has the job title of “research analyst.”

(4)	Research department - any department or division, whether or not identified as such, that is principally responsible for preparing the substance of a research report or security recommendation.

(5)	Research report - a written or electronic communication that includes an analysis of equity securities of individual companies or industries, and that provides information reasonably sufficient upon which to base an investment decision.

(6)	Subject company - the company whose securities are the subject of a research report or a recommendation.
4.5.4 Individual Responsibility
A conflict of interest exists when a Firm employee or officer is involved in activities or relationships which might prevent the proper exercise of his or her duties and obligations to the company.
Circumstances which give the appearance of a conflict of interest should be avoided, or at least carefully examined since the reputation of the company and the individual may be injured by the appearance as well as by the facts.
In addition to adhering to the Firm’s Code of Ethics, all employees shall observe the Code of Business Conduct and Ethics of SunTrust Banks, Inc. which, among other things, states that an employee may not accept employment with an outside company without first obtaining written approval from their manager.
Information obtained through business or work contacts is privileged and confidential. It is not to be used to benefit the employee or other clients. Safeguarding confidential client information is one of the Firm’s primary obligations.

POLICY		POLICY SECTION NUMBER

CONFLICTS OF INTEREST		4.5
Implementation Date	Revision Date

January 1, 2009	July 1, 2010	Page 4 of 5
Demands on employee time and commitments that might bring about conflicts of interest should be resolved in favor of the best interests of the Company. Consultation with supervisors and management is appropriate where there may appear to be an issue.
4.5.5 Outside Directorships and Business Interests
Employees should not accept directorships or positions with for-profit or non-profit organizations such as endowments or foundations, or accept employment with outside companies without obtaining prior written approval, from their Manager, CEO, CCO or designee. This includes positions where the employee may not be paid for their employment. Any significant interest in an outside business by an officer or employee of the Firm shall be reported to the CEO by said officer or employee. Furthermore, any employee who accepts such a position outside of the Firm must report this action to the Firm’s Compliance Department using the Outside Activities Report or Conflicts Disclosure form upon being hired, annually thereafter, and also if an employee is considering a new such position outside of the Firm. Generally, no employee may accept a position as a director or trustee of a publicly-traded company whether or not the position provides compensation in any form. Exceptions to this policy are not permitted without prior written approval by the CEO or CCO.
4.5.6 Competing with Affiliates
No officer or employee of the Firm may take for him or herself an opportunity which belongs to the firm. Whenever the Firm has been seeking a particular business opportunity, or the opportunity has been offered to it, or the Firm’s funds, facilities, or personnel have been used in developing the opportunity, the opportunity rightfully belongs to the Firm and not to officers or employees who may be in a position to direct the opportunity to him or herself or others.
Under no circumstances shall any officer or employee engage in any outside activity for compensation that utilizes any of the services or facilities of the Firm. The specific types of outside activities that may produce a conflict of interest include:
•	Employment with a company, or personally engaging in any activity, that is in competition with the Firm.

•	Rendering investment counsel or other advice based upon information, reports, or analyses that are accessed primarily from or through the Firm employment.

•	Personal use of the Firm equipment, supplies or facilities.

POLICY		POLICY SECTION NUMBER

CONFLICTS OF INTEREST		4.5
Implementation Date	Revision Date

January 1, 2009	July 1, 2010	Page 5 of 5
4.5.7 Client Relations
No officer or employee of the Firm or any member of his or her immediate family shall acquire any real, tangible or intangible property of any kind when he or she has knowledge that the Firm, SunTrust, or any present or potential client whose plans have been disclosed, may lease, rent, or acquire said property in the near future.
No officer or employee of the Firm shall act for themselves or disclose to others any material non-public information related to securities that are publicly held. All officers and employees shall conduct themselves in such a manner that transactions for their clients have priority over personal transactions, and personal transactions do not operate adversely to client interest. Officers and employees should act with impartiality with respect to all clients.
The Firm shall not sell, rent or lease to nor purchase, rent or lease from any officer or employee (or member of his or her immediate family) of SunTrust Banks, Inc. and its subsidiaries, any real, tangible, or intangible property of any kind. This shall not apply when the officer or employee is related to the account, by blood or marriage, and there is authority for the transaction in the governing instrument of the account.

POLICY		POLICY SECTION NUMBER

GIFTS AND ENTERTAINMENT		4.6
Implementation Date	Revision Date

January 1, 2009	March 14, 2011	Page 1 of 9
4.6 GIFTS AND ENTERTAINMENT
SEC’s Rule 206(4)-3, the general antifraud provisions of the Investment Advisers Act of 1940 (the Act), ERISA and other applicable regulations serve as the premise for this policy on giving and accepting gifts.
4.6.1 Definitions
For purposes of this policy, the following terms shall be defined as provided.
(1)	Gift - an item given or received as a result of an existing or prospective business relationship. Gifts are not the same as Entertainment, i.e., giving tickets to a sports or theater event where a Firm employee is not present is a gift.

(2)	Entertainment - a business-related activity or event involving an Outside Party with a Firm employee present, such as theater or sporting tickets, working meals, and other social events.

(3)	Outside Party - any existing or prospective “business source,” such as a client, vendor, brokerage firm registered representative, consulting firm, the issuer of a portfolio security, etc. Note: Employees of SunTrust Banks, Inc. and/or its affiliates are not considered “Outside Parties.”

(4)	ERISA Account Official (a/k/a/ “Parties in Interest”) - Plan fiduciaries; (trustee, employer, plan sponsor, plan administrator, investment adviser, investment and administrative committees); also “non fiduciaries,” those who impact plan decisions (attorneys, consultants, actuaries, etc.).
4.6.2 General Policy
This policy applies equally to all parties where payment for a gift or entertainment is either a Firm expense or an employee’s personal expense. Gifts must be nominal in value and reasonable in frequency. Unsolicited promotional material, general in nature and inconsequential in value, (pens, t-shirts, etc.), are permitted if occasional, do not violate this policy, and do not involve the expectation of a commitment of a business transaction.
No policy is able to address every scenario. This is a principle-based policy. Firm employees shall conduct themselves as professionals exercising sound business judgment by weighing the business interest involved against possible public perception when deciding to give or accept gifts.

POLICY		POLICY SECTION NUMBER

GIFTS AND ENTERTAINMENT		4.6
Implementation Date	Revision Date

January 1, 2009	March 14, 2011	Page 2 of 9
Special circumstances may exist where a gift or entertainment request falls outside of guidelines and additional review and consideration is appropriate. Employees shall submit supporting rationale and information to the Firm’s CFO or CCO, or their respective designees, for review and/or approval.
Employees who violate this policy shall be subject to reprimand and possible disciplinary action up to and including termination of employment.
4.6.3 Gifts
Business gifts are designed to foster and promote relationships and goodwill. Conflicts arise when gifts compromise objective and independent business decisions. Even the perception of compromise is damaging to an adviser’s image and integrity.
Giving Gifts - Firm employees must not offer or give gifts which may be viewed as:
•	overly generous/excessive;

•	aimed at influencing a decision-making individual or process;

•	intended to make a recipient feel obligated to provide business or other forms of compensation in return.
Accepting Gifts - Employees shall not accept gifts, favors, or any items of value which may influence their decision-making or obligate them in any fashion. To avoid even the appearance of impropriety, employees shall observe the guidelines below.
As many clients have established policies related to gifts, employees shall obtain and review any client and/or account administration-related guidance prior to any such action being taken.

POLICY		POLICY SECTION NUMBER

GIFTS AND ENTERTAINMENT		4.6
Implementation Date	Revision Date

January 1, 2009	March 14, 2011	Page 3 of 9
4.6.4 Guidelines for Giving and Accepting Gifts
Generally, the dollar value limit of gifts given to or received by the same client in any calendar year is $100.
(1)	Usually Permissible to Give or Accept
•	Promotional items of nominal value (pens, mugs, golf balls, etc).

•	Prizes won from games of chance (raffles or lottery-style games).

•	Flowers, gift/fruit baskets, etc., for reasonable and infrequent occasions such as holidays, birthdays, promotions, etc.

•	Gifts such as merchandise or products valued at $100 or less.
(2)	Approval of CFO and CCO, or Their Respective Designees, Required Prior to Giving or Accepting
•	Offers of paid seminar or conference attendance and fees.

•	Offers of paid transportation, hotel, lodging, etc.

•	Annual gift amounts in excess of this policy’s amounts.

•	Firm-paid charitable donations.
(3)	Never Permissible to Give or Accept
•	Cash, items redeemable for cash, cash equivalents, or securities.

•	Articles of significant value.

•	Any item as part of a “quid pro quo” arrangement (i.e., “something for something”).

•	Gifts which violate any laws and or regulations (Federal, State, Local, ERISA, Taft- Hartley, State Statutes, etc).

•	Firm-sponsored charitable donations to organizations which are also RidgeWorth Fund mutual fund shareholders (prohibited due to certain unintended tax consequences to the Funds and shareholder).

•	Gifts to anyone who threatens to or has submitted a complaint about an employee or the Firm. (Notify the CCO, or his/her designee, immediately-see Section 7:13 for client complaints policy.)

•	Gift which violate a client’s policies, the Firm’s policy, industry standards, laws and or regulations.

POLICY		POLICY SECTION NUMBER

GIFTS AND ENTERTAINMENT		4.6
Implementation Date	Revision Date

January 1, 2009	March 14, 2011	Page 4 of 9
4.6.5 Entertainment
Employees are permitted to entertain and to be entertained provided it is not excessive in value or frequency and fosters business relationships with potential or existing Outside Parties (i.e., clients, vendors, brokers, services providers, consultants, etc). The Firm prohibits employees from entertaining as a means of personal gains.
4.6.6 Guidelines for Giving and Accepting Entertainment
(1)	Usually Permissible
•	Occasional and reasonable business entertainment, such as a breakfast, lunch or dinner.

•	Theater, or regular sporting event tickets and the like if cost is reasonable.

•	Golf (greens fees and cart fees).

•	Invitation to cocktail parties.
(2)	Requires Prior Approval of CFO and CCO, or Their Respective Designees, on a Case-by-Case Basis
•	Sponsorship and/or event participation requests.

•	Tickets to special events, such as a Super Bowl, World Series or Stanley Cup game and the like.

•	Entertainment beyond (1) day, (i.e. overnight cruises, hunting, or skiing trips).

•	Single day attendance or participation in a seminar or conference (excluding flight and hotel).
(3)	Never Permissible
•	Unethical or illegal activity.

•	Payment of annual golf club membership dues.

•	Discretionary use of personal property.

•	Season tickets.

•	Vacations or other excessive and lavish trips.

POLICY		POLICY SECTION NUMBER

GIFTS AND ENTERTAINMENT		4.6
Implementation Date	Revision Date

January 1, 2009	March 14, 2011	Page 5 of 9
4.6.7 Charitable Donations
Personal Donations - Personal, non-reimbursable donations to “charitable organizations”, including those to private schools or colleges and universities, churches, United Way, etc., need not be reported to Firm Compliance.
The stated gift limit of $100 per year per Outside Party does not apply to personal donations to charitable organizations.
Corporate Donations - Firm-sponsored donations to charitable organizations must be approved by the Firm’s CFO and CCO, or their respective designees, prior to giving. Firm employees must contact the Firm Finance Department for proper authorization and procedures when requesting Firm-sponsored charitable contributions.

4.6.8	Employees with Memberships, Licenses and Charter Holders of Industry Associations
Affiliations/memberships with industry organizations may impose additional, more restrictive policies on Firm employees. In the event of policy overlap, the more restrictive policy shall be followed.
FINRA Licensed Employees - Employees with active FINRA licenses are also employees of RidgeWorth Distributors, LLC, a broker-dealer; and subject to its policies, in addition to this policy.
FINRA Licensed employees must consult the RidgeWorth Distributors Registered Representative Manual for complete information and detail or contact their Principal.
CFA Charter Holders - Charter Holders are subject to additional guidelines and restrictions provided in the CFA Institute Standards of Practice.
Chartered employees must refer to the CFA Institute web site, and published manuals.

POLICY		POLICY SECTION NUMBER

GIFTS AND ENTERTAINMENT		4.6
Implementation Date	Revision Date

January 1, 2009	March 14, 2011	Page 6 of 9
4.6.9 Personal Contributions to a Political Entity, Official/Candidate
This section has been superseded by Policy Section 4.7. Political Contributions.
4.6.10 Corporate Contributions to a Political Figure or Party
It is the policy of our Firm not to make payments or gifts of any value to any political figure or party, including domestic or international government official or political candidate.
4.6.11 SunTrust Bank Good Government Group
The SunTrust Bank Good Government Group is a voluntary, non-profit, non-partisan, political action committee registered with the Federal Election Commission and the Florida Department of State. Corporations, such as SunTrust are permitted to sponsor “political action committees” which can receive donations from interested individuals and make contributions to political candidates. Contributions to political action committees are subject to Policy Section 4.7.
Contributions by the Firm or its employees to the SunTrust Bank Good Government Group are not required to be recorded on an employee’s Gifts and Entertainment Log.
4.6.12 Regulators
FINRA Rule 2110 and the Investment Advisers Act Rule 206(4) prohibit the giving of any compensation, gifts, gratuities, or entertainment to federal, state or self-regulatory organization’s regulators. Attempts involving SEC agents may be construed as bribery; a violation of federal law.
4.6.13 Mutual Fund Distributors
The use of fund assets (brokerage commissions) as kickbacks to brokers for recommending the RidgeWorth Funds over rival fund groups is strictly prohibited and may be deemed paying for “shelf space,” which is a conflict of interest. Firm employees shall notify the CCO immediately upon learning of the existence of any such arrangements.
Luncheons and items of nominal value with logos items are permitted to be given during the Firm or RidgeWorth Fund hosted instructional and educational meetings, which may be attended by various RidgeWorth Fund distributors.

POLICY		POLICY SECTION NUMBER

GIFTS AND ENTERTAINMENT		4.6
Implementation Date	Revision Date

January 1, 2009	March 14, 2011	Page 7 of 9
4.6.14 Taft-Hartley Union Plan Clients
The Taft-Hartley Act (the “Act”), a/k/a/ Section 302 of the Labor-Management Relations Act regulates multiemployer benefit plans (including multi-employer pension plans), specifically, retirement plans which involve employee contributions where a union/union rep has authority in the administration/management of the plan’s assets.
ERISA (not Section 302) applies if the retirement plan is maintained/administered exclusively by employers or is maintained/administered exclusively by a union, without the use of employee funds.
In the absence of specific direction, Firm employees shall apply ERISA standards in relation to this policy.
Required Reporting - Gifts and/or entertainment to Taft-Hartley plan officers and/or employees must be identified as such by each Firm employee on their Log. This, along with the steps below, enables the Firm to comply with the Department of Labor’s annual reporting requirements.
Department of Labor’s Annual Reporting Requirements to Taft Hartley Plan Related Parties - Compliance will create a report from information obtained from employee Logs which are reviewed throughout the reporting year. The Firm shall file the appropriate LM-10 Report with the DOL within the filing period if applicable.
De Minimis Exception: Payments to a given union or union official are not reportable if they are de minimis. To meet this standard, the value of all gifts, gratuities or entertainment of a given union official must not exceed $250 in aggregate in a given fiscal year and must be unrelated to the recipient’s status in a union. If the aggregate for the year exceeds $250, all payments become reportable. Therefore, all gifts, gratuities and entertainment during a calendar year must be tracked by the Firm employee.
4.6.15 Non-ERISA State, County, City or Local Government Plans
Most state statutes establish and regulate retirement plans for state employees, and usually include a code of ethics or guidelines (and possible reporting requirements) on gifts and entertainment. Employees must obtain and review a specific state’s statutes prior to gifting or entertainment.
Entertainment and other acts of hospitality toward government or political officials should never compromise or appear to compromise the integrity or reputation of the official or the Firm. When entertainment is extended, it should be with the expectation that it will become a matter of public knowledge.

POLICY		POLICY SECTION NUMBER

GIFTS AND ENTERTAINMENT		4.6
Implementation Date	Revision Date

January 1, 2009	March 14, 2011	Page 8 of 9
Non-ERISA State Government Plan — Florida State Statutes 112.313 Standards of Conduct for all public officers and employees of state and municipal agencies
“Public Officer”; any person elected or appointed to hold office in any agency, or advisory board (including trustees of FSS 112, FSS 175, and FSS 185 Retirement Plans).
No public officer shall solicit or accept anything of value, including a gift, food or beverage, tickets to events, plants, or any other similar service or thing having an attributable value which would influence their decision making.
As most neighboring states have similar codes, employees should review the relevant state’s statutes prior to engaging in such practice with any public officer/plan official.
4.6.16 ERISA
ERISA is the federal law which governs the administration and management of qualified retirement plans sponsored by entities in the “Private Industry” (i.e. “for-profit” corporations, partnerships, etc.), and is intended to:
•	Protect the rights and exclusive benefits of plan participants and plan assets;

•	Mandate plan fiduciaries to act, manage, control and perform their duties solely in the best interest of plan participants;

•	Prohibit “self dealing” (i.e. facilitating plan transactions):
ú	In one’s own personal interest;

ú	With “parties in interest” to the plan.
Plans which are not subject to ERISA, but often adopt ERISA or “ERISA-like” standards include:
•	Public plans, plans established under federal, state, or local government (government entities);

•	Certain church or church associated plans;

•	Unfunded excess benefit plans (Private Industry);

•	Plans solely for workers compensation, unemployment, or disability; and

•	Plans established outside of the US for non-resident aliens.
“ERISA-Like” Standards
Firm employees must obtain, review, and be familiar with relevant ERISA rules, in particular the prohibited transaction rules, as well as client plan documents or client policies prior to giving or accepting gifts or entertainment in connection with ERISA plan employees or officials. Violating, or causing someone else to violate, ERISA rules is serious and is detrimental to the Firm and to the individual causing the violation.

POLICY		POLICY SECTION NUMBER

GIFTS AND ENTERTAINMENT		4.6
Implementation Date	Revision Date

January 1, 2009	March 14, 2011	Page 9 of 9
4.6.17 Gifts and Entertainment Logs
All Firm employees must record all gifts and entertainment involving an Outside Party greater than $100 in value given or accepted on their Gifts and Entertainment Log (the “Log”), located on the RidgeWorth Resource Launchpad site. As a reminder, gifts in aggregate of $100 should not be given to the same client or received from a client in the same year.
Within 30 calendar days of each quarter end, every employee must submit their Logs via the Resource LaunchPad to the Compliance Department. A report must be submitted even when an employee has no gifts or entertainment items to disclose.
Recording Shared Gifts and Entertainment
Gifts of nominal value from outside parties, shared among employees, such as cakes and holiday gift baskets, logo items, etc. do not need to be reported on the log.
Shared entertainment, (meals, transportation, etc.), must be logged by the employees accepting or sharing in the entertainment when their pro-rated share of the entertainment exceeds $100. Any entertainment event hosted by an employee, with a total value in excess of $500, should always be reported on the log.
4.6.18 Review and Enforcement
Compliance shall periodically review Log entries for policy infractions, conflicts of interest, or inappropriate activity.
Compliance may periodically and randomly spot-check employee Logs with completed expense reports to determine that employees are properly recording items on the Log.
Instances of actual or potential abuses or violations shall be escalated to the CCO for review. Violation of these polices shall be subject to disciplinary action by the Firm.

POLICY		POLICY SECTION NUMBER

POLITICAL CONTRIBUTIONS		4.7
Implementation Date	Revision Date

March 14, 2011		Page 1 of 4
4.7 POLITICAL CONTRIBUTIONS
The SEC adopted Rule 206(4)-5 to address “pay to play” practices by investment advisers and to eliminate the practice of advisers seeking to influence government officials’ award of advisory contracts based on political Contributions. The new rule was modeled after MSRB Rule G-37 adopted by the Municipal Securities Rulemaking Board (MSRB) in 1994 and which the SEC believes has significantly reduced pay to play practices in the municipal securities market.
Rule 206(4)-5:
1.	Prohibits investment advisers from being compensated for providing Covered Advisory Services to a government entity for two years if the firm or its Covered Associates make a political Contribution to certain officials in excess of specific safe harbor de minimus levels (the “Compensation Time-Out”).

2.	Generally bans directly or indirectly paying third party solicitors to solicit government entities unless such third parties are registered brokers dealers or registered investment advisers subject to pay to play restrictions. Compliance with this provision of the Rule is required by September 13, 2011.

3.	Prohibits an adviser or its Covered Associates from soliciting or coordinating Contributions to an Official of a Government Entity to which the adviser is seeking to provide advisory services. Compliance with the Rule as it relates to Covered Advisory Services to a Covered Investment Pool is required by September 13, 2011.

4.	Prohibits an adviser or its Covered Associates to do anything indirectly which, if done directly, would result in a violation of the rule.
4.7.1 Political Contributions Policies and Procedures
It is the policy of the Firm to comply with all aspects of Rule 206(4)-5. Questions regarding the following policies and procedures should be directed to the Firm’s Chief Compliance Officer or designee. In addition to the following policies and procedures the Firm and its Covered Associates will be in violation of Rule 206(4)-5 for any indirect activities that would be a violation of the rule if done directly.
Definitions:
Contribution-any gift, subscription, loan, advance, or deposit of money or anything of value made for:
1.	The purpose of influencing any election for federal, state or local office;

2.	The payment of debt incurred in connection with any such election; or

3.	Transition or inaugural expenses incurred by the successful candidate for state or local office.

POLICY		POLICY SECTION NUMBER

POLITICAL CONTRIBUTIONS		4.7
Implementation Date	Revision Date

March 14, 2011		Page 2 of 4
Contributions to a state or local official who is a candidate for federal office will subject an investment adviser to Rule 206(4)-5 with respect to the state or local government entity currently employing the official.
Covered Advisory Services- Includes traditional money management services; consulting services; consulting services offered to public pension plans; and management of Covered Investment Pools.
Covered Associate-all full and part time employees of the Firm are Covered Associates as well as an employee’s spouse, partner or other immediate family member living in his or her household. A Covered Associate includes a political action committee (PAC) controlled by the investment adviser or any of its Covered Associates if the adviser or the Covered Associate has control over the PAC or has the ability to direct the operations of the PAC.
Covered Investment Pool-Under Rule 206(4)-5, a “covered investment pool” includes;
1.	Any investment company registered under the Investment Company Act of 1940 that is an investment option of a plan or program of a government entity; or

2.	Any company that would be an investment company under section 3(a) of that Act but for the exclusion provided from that definition by section 3(c)(1), section 3(c)(7) or section 3(c)(11) of that Act. This includes any unregistered pooled investment vehicles such as hedge funds, private equity funds, venture capital funds and collective investment trusts. It also includes registered pooled investment vehicles if those registered pools are an investment option of a participant-directed plan or program of a government entity including 529 plans and 403(b) plans that allow participants to select among pre- established options that a government official has directly or indirectly selected as investment choices for participants.
Official of a Government Entity-includes an incumbent, candidate or successful candidate for elective office of a government entity if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser or has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser. Government entities include all states and local governments, agencies and instrumentalities and a public pension plans or other collective investment funds sponsored by a government entity (i.e., 529, 403(b) and 457 plans).
Look Back for New Covered Associates -The Firm must “look back” to the political Contributions over the last two years of a new Covered Associate who solicits clients and six months for a new Covered Associate who does not solicit clients for the Firm to determine if such Contributions could trigger the Compensation Time-Out. The look back period begins March 14, 2011 and is not retroactive. Therefore, the full two year look back period will not come into effect until March 14, 2013.

POLICY		POLICY SECTION NUMBER

POLITICAL CONTRIBUTIONS		4.7
Implementation Date	Revision Date

March 14, 2011		Page 3 of 4
4.7.2 Procedures:
New Covered Associates
Candidates for hire will be informed of these policies and procedures prior to being offered employment with the Firm. As all employees are considered Covered Associates, the Look Back provision of the rule will apply. Candidates for hire will be required to disclose past political Contributions consistent with the Look Back provision. Contributions will be evaluated by the Firm’s Chief Compliance Officer or designee and Human Resources representative to determine if any of the Contributions would trigger the Compensation Time-Out before a final offer of employment can be made.
Pre- Approval of Personal Political Contributions and Contribution Limits
Covered Associates must obtain pre- approval of all political Contributions, including Contributions to a PAC, using the Political Contributions Pre Approval form located on The Content Exchange (TCE) prior to making any Contribution. The Firm’s Chief Compliance Officer or designee will evaluate the anticipated Contribution and provide a response to the Covered Associate.
Covered Associates are limited to the following Contribution de minimus levels:
1.	Covered Associates may make aggregate Contributions of up to $350, per election cycle, to an elected official or candidate for whom the Covered Associate is entitled to vote; and

2.	Covered Associates may make aggregate Contributions of up to $150, per election cycle, to an elected official or candidate for whom the individual is not entitled to vote.
Primary elections and general elections are considered separate election cycles. Therefore, Covered Associates are permitted to make the de minimus Contributions in a primary election and a general election.
Covered Associates can make Contributions to an election campaign account if such account is or will be used exclusively to fund the campaign of an elected official and/or candidate or slate of elected officials and/or candidates. The de minimus limits apply to election campaign accounts. An election campaign account is considered one candidate even if it is funding campaigns for multiple elected officials and/or candidates.
Please note that Rule 206(4)-5 does not supersede state and local political campaign contribution rules and dollar limits. Covered Associates are responsible for knowing and complying with state and local political campaign contribution rules and dollar limits. If you have any questions, please consult with the Firm’s Chief Compliance Officer or designee.

POLICY		POLICY SECTION NUMBER

POLITICAL CONTRIBUTIONS		4.7
Implementation Date	Revision Date

March 14, 2011		Page 4 of 4
Please note that Rule 206(4)-5 does not prohibit volunteering for a political campaign as long as the volunteer activity is not done on firm time and does not use firm resources (email, fax, telephones, etc.).
Quarterly Certification and Disclosure
Covered Associates will be required to complete a certification and disclosure of all political Contributions on a quarterly basis. The Firm’s Compliance department will manage the distribution and receipt of this certification.
Confidentiality and Record Keeping
The Firm recognizes the confidential nature of a Covered Associate’s political opinions and party affiliations. Rule 206(4)-5 requires the Firm to maintain specific records on Covered Associates and their Contributions. These records will be maintained securely and confidentially and will only be provided to those involved with the management of these policies and procedures and as required by any regulatory reviews of the Firm.
The Firm will maintain all records in compliance with SEC Rule 204-2, including the additions to Rule 204-2 regarding political Contributions and government entities that are clients or investors in Covered Investment Pools. Collateralized Loan Obligations (CLOs) are not considered Covered Investment Pools for the political Contributions record keeping requirements.